                             CONTRIBUTION AGREEMENT

                                      AMONG

                           NORTHSTAR PARTNERSHIP, L.P.
                                       AND
                 NORTHSTAR FUNDING MANAGING MEMBER HOLDINGS LLC

                                       AND

                  NORTHSTAR REALTY FINANCE LIMITED PARTNERSHIP

                          Dated: As of October 29, 2004

                             CONTRIBUTION AGREEMENT

                  CONTRIBUTION AGREEMENT (this "Agreement") made as of October
29, 2004 by and among NORTHSTAR PARTNERSHIP, L.P., a Delaware limited partnership ("NPLP"), and NORTHSTAR FUNDING MANAGING MEMBER HOLDINGS LLC, a
Delaware limited liability company (collectively, the "Contributor") and
NORTHSTAR REALTY FINANCE LIMITED PARTNERSHIP, a Delaware limited partnership
(the "Operating Partnership").

                                    RECITALS

                  A. As of the date hereof, Contributor is the owner of the
assets set forth on Schedule 1 attached hereto and made a part hereof (the
"Contributed Assets").

                  B. Contributor is contributing the Contributed Assets to the
Operating Partnership and, in exchange for such contribution, shall receive OP
Units (as hereinafter defined) and cash, subject to the terms and conditions contained herein.

                  NOW THEREFORE, in consideration of the mutual covenants
contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Definitions.

                  "Affiliate" shall mean, with respect to any Person, any person which, directly or indirectly, controls, is controlled by or is under common control with such Person.

                  "Agreement" has the meaning set forth in the initial paragraph hereof.

                  "Closing" means the consummation of the transactions
contemplated by this Agreement.

                  "Closing Date" shall mean the date hereof.

                  "Contributed Agreements" shall mean the agreements identified on Schedule 3.

                  "Contributed Assets" shall have the meaning set forth in the
Recitals.

                  "Contributed Liabilities" shall have the meaning set forth in
Section 4(b).

                  "Contributor" shall have the meaning set forth in the initial paragraph hereof.

                                       -1-

                  "Governmental Authority" means any governmental,
quasi-governmental, regulatory, administrative or judicial agency, body or entity, foreign or domestic.

                  "Law" means, as in effect on the date hereof (unless otherwise indicated), all foreign, federal, state or local laws, common laws, regulations, rules, ordinances, orders, codes, licenses, permits, decrees and judgments of or by any Governmental Authority.

                  "Loss" means any and all actual losses, damages, liabilities, claims, costs and expenses, interest, penalties, judgments and settlements
(including, without limitation, reasonable attorneys' fees and disbursements), but not including any consequential, special or punitive damages.

                  "NCIC" means NorthStar Capital Investment Corp., a Maryland corporation.

                  "NRFC" means NorthStar Realty Finance Corp., a Maryland
corporation.

                  "OP Partnership Agreement" shall mean the Agreement of Limited
Partnership of NorthStar Realty Finance Limited Partnership, dated as of October
19, 2004, as amended.

                  "OP Units" shall mean limited partnership interests in the
Operating Partnership.

                  "Operating Partnership" shall have the meaning set forth in the initial paragraph hereof.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Time of Transfer" means 12:01 a.m. Eastern Time on the
Closing Date.

                  "Warranty Claim" has the meaning set forth in Section 8.

         2. Agreement to Contribute. On the Closing Date, Contributor shall contribute to the Operating Partnership the Contributed Assets. Such
contribution will be effected by delivery by Contributor to the Operating
Partnership of the assignments and other certificates, affidavits and documents required to be delivered by the Contributor to the Operating Partnership pursuant to Section 3.

         3. Contribution. At the Closing, Contributor shall execute and deliver to the Operating Partnership:

                  (a) assignment and assumption agreements in form reasonably acceptable to the Operating Partnership conveying all of Contributor's right title and interest in and to the Contributed Assets subject only to the
Contributed Liabilities and Contributor's servicing and other performance obligations pursuant to the Contributed Agreements;

                                       -2-

                  (b) a counterpart of the OP Partnership Agreement;

                  (c) New York City Real Property Transfer Tax Return, New York
State Real Estate Transfer Tax Return and Credit Line Mortgage Certificate (Form
TP-584) and all other transfer or other tax filings required in connection with the transfer of the Contributed Assets (the "Transfer Tax Returns"), each duly signed by Contributor, each of which, to the extent required, shall also be executed by the Operating Partnership; and

                  (d) all other certificates, affidavits and documents
reasonably necessary or appropriate to consummate the transaction contemplated hereby.

         4. Consideration.

                  (a) In exchange for the Contributed Assets, Contributor shall receive at Closing 1,738,884 OP Units (the "Unit Distribution") and $32,000,000
in cash.

                  (b) Contributor and the Operating Partnership acknowledge that the Unit Distribution is based upon the assumptions that the assets listed on
Schedule 1 are owned subject only to the liabilities listed on Schedule 2
(collectively, the "Contributed Liabilities") and Contributor's servicing and other performance obligations pursuant to the Contributed Agreements. For purposes of this Section 4(b), references on Schedule 1 to entities or interests in entities shall be deemed to include all of the assets directly or indirectly owned by such entities on the date hereof.

         5. Assumption of Liabilities. From and after the Time of Transfer, the
Operating Partnership shall assume, pay, perform and discharge all liabilities and obligations (including performance obligations) of Contributor with respect to the Contributed Assets and shall accept the Contributed Assets subject to the
Contributed Liabilities and Contributor's servicing and other performance obligations pursuant to the Contributed Agreements.

         6. Contributor Representations, Warranties and Covenants. Contributor
hereby makes the following representations and warranties to the Operating
Partnership as of the date hereof:

                  (a) Contributor, and every entity an interest in which
comprises a portion of the Contributed Assets, is duly organized and validly existing under the laws of the state of its formation, and is qualified in every jurisdiction in which the failure to so qualify would have a material adverse effect on the Contributor or the Contributed Assets.

                  (b) Contributor has all requisite authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.
The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Contribu-

                                       -3-

tor have been duly and validly authorized by the Contributor. When executed and delivered by Contributor, this Agreement will constitute valid and legally binding obligations of Contributor, enforceable against Contributor in accordance with its terms.

                  (c) Neither the execution nor the delivery of this Agreement by Contributor nor the consummation of the transactions contemplated hereby nor fulfillment of or compliance with the terms and conditions hereof by Contributor
(A) conflict with or will result in a breach of any of the material terms, conditions or provisions of (i) the partnership agreement, limited liability company agreement, operating agreement or similar organizational documents of
Contributor, or (ii) any material agreement, order, judgment, decree, arbitration award, statute, regulation or instrument to which any of Contributor or the Contributed Assets is a party or by which any of the foregoing is bound, or constitutes or will constitute a breach, violation or default under any of the foregoing or (B) except to the extent any such consent, filing or notification is properly obtained, performed or given prior to the Closing, (i)
require any consent of or filing with or notification to any Governmental
Authority where the failure to obtain such consent or make such filing would have a material adverse effect on the Contributor or the Contributed Assets or
(ii) violate any Law of any Governmental Authority applicable to Contributor or the Contributed Assets where the violation would have a material adverse effect on the Contributor or the Contributed Assets.

                  (d) No contract, understanding, agreement or arrangement is in existence with any person or entity for the sale, transfer or conveyance of all or any portion of the Contributed Assets or any participation interest therein or portion thereof.

                  (e) Contributor owns, and will transfer to the Operating
Partnership at the Closing, good title to the Contributed Assets, free and clear of any material mortgage, pledge, lien, charge, security interest or claim or any other encumbrance other than the Contributed Liabilities and Contributor's servicing and other performance obligations pursuant to the Contributed
Agreements. Contributor has not transferred or assigned, or otherwise granted any interest or rights in, the Contributed Assets that will not be terminated or released on the Closing Date.

                  (f) To the Contributor's knowledge, the Contributed Assets are not subject to any material liabilities other than the Contributed Liabilities and Contributor's servicing and other performance obligations pursuant to the
Contributed Agreements.

                  (g) No federal, state or local taxing authority has asserted in writing any material tax deficiency, lien, interest or penalty or other assessment against Contributor or any of the Contributed Assets which has not been paid and there is no pending audit or inquiry from any federal, state or local tax authority relating to Contributor or the Contributed Assets which reasonably may be expected to result in a tax deficiency, lien, interest, penalty or other assessment against Contributor or the Contributed Assets.

                                       -4-

                  (h) Contributor is an "accredited investor" within the meaning of Regulation D under the Securities Act and has knowledge and experience in financial and business matters such that each is capable of evaluating the merits and risks of receiving and owning its OP Units.

                  (i) Contributor is able to bear the economic risk of its
investment in the transaction and in making this investment and Contributor is relying upon the advice of its own personal, legal and tax advisors with respect to the tax and other aspects of an investment in the Operating Partnership.

                  (j) Except for the fees of Friedman Billings Ramsey and the fees listed on Exhibit A hereto, which fees shall be borne by the Operating
Partnership, Contributor has not employed any financial advisor or finder or incurred any liability for any broker's commissions or finder's fees in connection with this Agreement or the transactions contemplated hereby.
Contributor hereby agrees to indemnify, defend and hold the Operating
Partnership harmless from and against any and all Losses resulting from any claim that may be made against the Operating Partnership by any broker, finder or other Person, other than Friedman Billings Ramsey, claiming a commission fee or other compensation by reason of the transactions contemplated by this
Agreement if the same shall arise by, through or on account of any alleged act of Contributor or any of its respective representatives.

                  (k) As successor to Contributor, the Operating Partnership will be the beneficiary of all representations, warranties (collectively, the
"Original Acquisition Representations") and covenants (the "Original Acquisition
Covenants"), if any, made for the benefit of Contributor and its respective affiliates in connection with their acquisition of the Contributed Assets.

The Operating Partnership acknowledges that it is not relying on any statement or representation (other than representations, warranties, covenants and indemnifications contained in this Agreement) that has been made by Contributor or any of its respective employees, agents, attorneys or representatives.

         7. Operating Partnership Representations, Warranties and Covenants. The
Operating Partnership represents and warrants to Contributor as follows as of the date hereof:

                  (a) The Operating Partnership is a limited partnership duly organized and validly existing and in good standing under the laws of the State of Delaware. The Operating Partnership has all requisite authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Operating Partnership have been duly and validly authorized by the Operating Partnership. When executed and delivered by the Operating Partnership, this Agreement will constitute valid and legally binding obligations of the Operating Partnership, enforceable against the
Operating Partnership in accordance with its terms.

                                       -5-

                  (b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor fulfillment of or compliance with the terms and conditions hereof (A) conflict with or will result in a breach of any of the terms, conditions or provisions of (i) the OP
Partnership Agreement or (ii) any agreement, order, judgment, decree, arbitration award, statute, regulation or instrument to which the Operating
Partnership is a party or by which it is bound, or constitutes or will constitute a breach, violation or default under any of the foregoing or (B)
except to the extent any such consent, filing or notification is properly obtained, performed or given prior to the Closing, require any consent of or filing with or notification to any Governmental Authority by the Operating
Partnership or violate any Law of any Governmental Authority applicable to the
Operating Partnership.

                  (c) Except for the fees of Friedman Billings Ramsey and the fees listed on Exhibit A hereto, which fees shall be borne by the Operating
Partnership, the Operating Partnership has not employed any financial advisor or finder or incurred any liability for any broker's commissions or finder's fees in connection with this Agreement or the transactions contemplated hereby.
The Operating Partnership hereby agrees to indemnify, defend and hold
Contributor harmless from and against any and all Losses resulting from any claim that may be made against Contributor by any broker, finder or other Person claiming a commission fee or other compensation by reason of the transactions contemplated by this Agreement, if the same shall arise by, through or on account of any alleged act of the Operating Partnership or the Operating
Partnership's representatives.

                  (d) Since its inception the Operating Partnership has
constituted a partnership for federal income tax purposes and is not a publicly traded partnership.

         8. Survival of Representations and Warranties; Indemnification;
Exclusive Remedies.

                  (a) Survival of Representations and Warranties. All
representations and warranties of Contributor contained herein or made pursuant hereto are given and shall survive until the date that is twelve (12) calendar months after the Closing Date (the "OP Claim Termination Date"). From and after the Time of Transfer, Contributor shall indemnify and hold harmless the
Operating Partnership, any Affiliate of the Operating Partnership (including
NRFC, but excluding NCIC and NPLP), and any principal, partner, member, director, officer, employee, agent or other representative of any of them (each a "OP Indemnified Party"), from and against any and all Losses asserted against, resulting to, imposed upon or incurred by any such OP Indemnified Party by reason of or resulting from the breach of any representation or warranty by
Contributor occurring prior to the OP Claim Termination Date. The representations and warranties of the Operating Partnership contained herein or made pursuant hereto shall survive until the date that is twelve (12) calendar months after the Closing Date (the "Contributor Claim Termination Date"). From
and after the Time of Transfer, the Operating Partnership shall indemnify and hold harmless Contributor and any Affiliate of Contributor (including NCIC and
NPLP, but

                                       -6-

excluding NRFC and the Operating Partnership) and any principal, partner, member, director, officer, employee, agent or other representative of any of them (each a "Contributor Indemnified Party"), from and against any and all
Losses asserted against, resulting to, imposed upon or incurred by any
Contributor Indemnified Party by reason of or resulting from the breach of any representation or warranty by the Operating Partnership occurring prior to the
Contributor Claim Termination Date.

                  (b) Contributed Assets Indemnity. The Operating Partnership
hereby agrees to indemnify, defend and hold each Contributor Indemnified Party harmless from and against any and all Losses asserted against, resulting to, imposed upon or incurred by any such Contributor Indemnified Party by reason of or resulting from any claim that may be made against the Contributed Assets or the Operating Partnership for anything arising after the Time of Transfer with respect to the Contributed Assets.

                  (c) Warranty Claim. Any claim by any Contributor Indemnified
Party or any OP Indemnified Party pursuant to Section 8(a) with respect to a claimed breach by the Operating Partnership or the Contributor of a representation or warranty (a "Warranty Claim") shall expire at the OP Claim
Termination Date or the Contributor Claim Termination Date, as applicable, unless prior thereto, the party making a claim hereunder has delivered written notice to the other party. If any written notice of claim has been given by any
OP Indemnified Party to Contributor prior to the OP Claim Termination Date or by any Contributor Indemnified Party to the Operating Partnership prior to the
Contributor Claim Termination Date, then the relevant representations, warranties and indemnities shall survive the OP Claim Termination Date or
Contributor Claim Termination Date, as applicable, as to (but only as to) such
Warranty Claim, until such Warranty Claim has been finally resolved.

                  (d) Survival. The provisions of this Section 8 shall survive the Closing. Each OP Indemnified Party and each Contributor Indemnified Party is an express and intended third party beneficiary of the indemnities provided in this Section 8.

         9. Transfer Taxes. The Operating Partnership shall pay, or cause to be paid, at Closing, all transfer and other similar taxes and charges
(collectively, the "Transfer Taxes") due in connection with the transfer of the
Contributed Assets. The Operating Partnership shall indemnify and hold the
Contributor harmless from and against any Losses resulting from any claim that the Transfer Taxes paid at Closing were less than the Transfer Taxes due as a result of the transfer of the Contributed Assets and any claim that Transfer
Taxes in addition to those paid at Closing were due.

         10. Miscellaneous.

                  (a) Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given (i) by personal

                                       -7-

delivery to the appropriate address as set forth below (or at such other address for the party as shall have been previously specified in writing to the other party), (ii) by reliable overnight courier service (with confirmation) to the appropriate address as set forth below (or at such other address for the party as shall have been previously specified in writing to the other party), or (iii)
by facsimile transmission (with confirmation) to the appropriate facsimile number set forth below (or at such other facsimile number for the party as shall have been previously specified in writing to the other party) with follow-up copy by reliable overnight courier service the next Business Day:

                       If to the Operating Partnership to:

                       NorthStar Realty Finance Limited Partnership
                       527 Madison Avenue, 16th Floor
                       New York, New York  10022
                       Attention: David Hamamoto
                       Telecopy: (212) 319-4557

                       If to Contributor  to:

                       NorthStar Partnership, L.P.
                       527 Madison Avenue, 16th Floor
                       New York, New York  10022
                       Attention: Richard J. McCready
                       Telecopy: (212) 319-4557

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. (New
York City time) and such day is a Business Day in the place of receipt.
Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

                  (b) Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by an authorized officer of each party. Except as otherwise provided in this
Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by an authorized officer of the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                       -8-

                  (c) Headings. The table of contents and the article, section, paragraph and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (d) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

                  (e) Entire Agreement. This Agreement and the Schedules hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties, oral and written, with respect to the subject matter hereof.

                  (f) Governing Law. THIS AGREEMENT, INCLUDING ALL MATTERS OF
CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL BE GOVERNED BY AND CONSTRUED IN
ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES
OF CONFLICTS OR CHOICE OF LAWS.

                  (g) Resolution of Disputes. All disputes arising out of or relating to this Agreement or the breach, termination or validity thereof or the parties' performance hereunder ("Dispute") shall be resolved as provided by this
Section 5.7.
                  (i) Negotiation of Disputes.

                      (A) Any party shall give the other party written notice of any Dispute. The parties shall attempt to resolve such Dispute promptly by negotiation between executive officers who have authority to settle the Dispute and who are at a higher level of management than the persons with direct responsibilities for administration of this Agreement.

                      (B) Within 15 days after delivery of the notice, the party receiving the notice shall submit to the other a written response. The notice and the response shall include: (1) a statement of each party's position and a summary of arguments supporting that position and (2) the name and title of the executive officer who will represent that party and of any other person who will accompany the executive officer during the negotiations. Within 30 days after delivery of the disputing party's notice, the executive officers of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute.

                                       -9-

                  (ii) Arbitration.

                      (A) If the Dispute has not been resolved by executive
officer negotiation within 45 days of the disputing party's notice requesting negotiation, or if the parties fail to meet within 30 days from delivery of said notice, such Dispute shall on the demand of any party, be finally settled under the Rules of Arbitration of the Center for Public Resources ("CPR") then in effect, except as modified herein or by mutual agreement of the parties.

                      (B) The arbitration shall be held in New York, New York.
The arbitration proceedings shall be conducted, and the award shall be rendered, in the English language.

                      (C) There shall be three arbitrators selected pursuant to
the CPR rules from the CPR national and regional panels. All arbitrators shall be neutral, disinterested, independent and impartial.

                      (D) In rendering an award, the arbitral tribunal shall be
required to follow the substantive law of the jurisdiction designated by the parties herein. This arbitration agreement and any award rendered thereunder shall be governed by the United Nations Convention on the Recognition and
Enforcement of Foreign Arbitral Awards, 1958, and the Federal Arbitration Act, 9
USC ss. 1 et seq. The arbitral tribunal shall not be empowered to award damages in excess of compensatory damages except in the case of fraud, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute except in the case of fraud.

                      (E) The award shall be final and binding upon the parties
and shall be the sole and exclusive remedy between the parties with regard to any claim or counterclaim submitted to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction thereof.

                      (F) By agreeing to arbitration, the parties do not intend
to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a national court, the arbitral tribunal shall have full authority to grant provisional remedies or to order the parties to request that a court modify or vacate any temporary or preliminary relief issued by a such court, and to award damages for the failure of any party to respect the arbitral tribunal's orders to that effect. The parties hereby unconditionally and irrevocably submit to the non-exclusive jurisdiction of the state or federal courts located in New York, New York for the purpose of any preliminary relief in aid of arbitration, or for enforcement of any award, and hereby waive any objection to such jurisdiction including without limitation objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum.

                  (iii) Notwithstanding the foregoing, any Dispute regarding the following is not required to be negotiated or arbitrated prior to seeking relief from a court of competent jurisdic-

                                      -10-

tion: breach of any obligation of confidentiality, infringement, misappropriation or misuse of any intellectual property right. The parties acknowledge that their remedies at law for such a breach or threatened breach would be inadequate and, in recognition of this fact, upon such breach or threatened breach, either party, without posting any bond, and in addition to all other remedies which may be available, shall be entitled to immediately seek or obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

                  (h) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY
IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING
ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED
HEREBY.

                  (i) Assignment. This Agreement may not be assigned by either party without the written consent of the other party. No such assignment shall relieve either party of any of its rights and obligations hereunder.

                  (j) Binding Nature; Third-Party Beneficiaries. This Agreement
shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or
Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                  (k) Severability. This Agreement shall be deemed severable;
the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof, which shall remain in full force and effect, for so long as the economic or legal substance of the transactions contemplated by this
Agreement is not affected in any manner materially adverse to any party. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that such restriction may be enforced to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

                  (l) No Right of Setoff. Neither party hereto nor any affiliate thereof may deduct from, set off, holdback or otherwise reduce in any manner whatsoever against any amounts such Persons may owe to the other party hereto or any of it affiliates any amounts owed by such other party or its affiliates to the first party or its affiliates.

                  (m) Specific Performance. The parties hereto agree that
irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                  (n) Construction.

                                      -11-

                           (i) For the purposes hereof, (i) words in the
singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (ii)
the words "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole
(including the Schedules hereto and the Exhibits hereto) and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, and exhibits and schedules of this Agreement unless otherwise specified, (iii) the words
"including" and words of similar import when used in this Agreement shall mean
"including, without limitation," unless otherwise specified, (iv) the word "or"
shall not be exclusive and (v) the Operating Partnership and the Contributor
will be referred to herein individually as a "party" and collectively as
"parties" (except where the context otherwise requires).

                           (ii) The parties have participated jointly in the
negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                           (iii) Any reference to any federal, state, local or
non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

                                      -12-

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day first written above.

                                  CONTRIBUTOR:

                                  NORTHSTAR PARTNERSHIP, L.P.,
                                  a Delaware limited partnership

                                  By:  NORTHSTAR CAPITAL INVESTMENT CORP.,
                                       a Maryland corporation,
                                       its general partner

                                       By: /s/ Richard J. McCready
                                           -------------------------------
                                           Name: Richard J. McCready
                                           Title: Chief Operating Officer
                                                  and Secretary

                                      -13-

                                        NORTHSTAR FUNDING MANAGING
                                        MEMBER HOLDINGS LLC,
                                        a Delaware limited liability company

                                        By: /s/ Richard J. McCready
                                            ---------------------------------
                                            Name: Richard J. McCready
                                            Title: Vice President and
                                                   Secretary

                                        OPERATING PARTNERSHIP:

                                        NORTHSTAR REALTY FINANCE
                                        LIMITED PARTNERSHIP,
                                        a Delaware limited partnership

                                        By:  NORTHSTAR REALTY FINANCE CORP.,
                                             a Maryland corporation,
                                             its general partner

                                             By: /s/ Mark E. Chertok
                                                 -------------------------------
                                                 Name: Mark E. Chertok
                                                 Title: Chief Financial Officer
                                                        and Treasurer

                                      -14-

                                   SCHEDULE 1
                                   ----------

                               CONTRIBUTED ASSETS

1.       97.5% of the outstanding membership interests in ALGM I Owners LLC, a
         Delaware limited liability company.

2.       100% of the outstanding membership interests in NorthStar Funding
         Investor Member LLC, a Delaware limited liability company.

3.       100% of the outstanding membership interests in NorthStar Funding
         Managing Member LLC, a Delaware limited liability company.

                                   SCHEDULE 2
                                   ----------

                             CONTRIBUTED LIABILITIES

Liabilities shown on the financial statements of NorthStar Funding LLC,
NorthStar Funding Management LLC, NorthStar Funding Managing Member LLC and
NorthStar Funding Investor Member, for the period ending December 31, 2003.

Obligations under the Mezzanine Loan Agreement, dated as of April 10, 2003, between West Bay Investors, LLC and CDC Mortgage Capital Inc. (as predecessor in interest to NorthStar Funding LLC).

Obligations under the Mezzanine Loan Agreement, dated as of May 28, 2003, by and between Lehman Brothers Holdings Inc. (as predecessor in interest to NorthStar
Funding LLC) and 330 N. Wabash Mezzanine, L.L.C.

Obligations under the Loan and Security Agreement, dated as of December 31,
2003, between 450 Partners Mezz I LLC and NorthStar Funding LLC.

Obligations under the Mezzanine Servicing Agreement, dated as of December 31,
2003, between NorthStar Funding LLC and Wachovia Bank, National Association,
relating to the mezzanine loan to 450 Partners Mezz I LLC.

Liabilities shown on the financial statements of ALGM I LLC, ALGM I Owners LLC,
1552 Lonsdale LLC, 792 Demi-Tasse LLC, ALGM Leasehold II LLC, ALGM Leasehold III
LLC, ALGM Leasehold VI LLC, ALGM Leasehold VIII LLC, ALGM Leasehold IX LLC, ALGM
Leasehold X LLC, and ALGM Leasehold XII LLC, for the period ending December 31,
2003.

$43,000,000 loan from Greenwich Capital Financial Products, Inc.

Obligations under the Asset Management Agreement, dated June 30, 1998, with
Emmes Asset Management Corp.

Property taxes not yet due and payable on 729 Seventh Avenue, New York, New
York.

Property taxes not yet due and payable on 1552 Broadway, New York, New York.

Obligations under the Lease for 987 8th Avenue, New York, New York, dated
November 19, 1984, as amended.

Obligations under the Lease for 991 Third Avenue, New York, New York, dated
December 19, 1963, as amended.

                                      -16-

Obligations under the Lease for 25-27 W. 34th Street, New York, New York, dated
January 1, 1960, as amended.

Obligations under the Lease for 36 W. 34th Street, New York, New York, dated
March 1, 1966, as amended.

Obligations under the Agreement of Lease for 1372 Broadway, New York, New York,
dated October 10, 1984, as amended.

Obligations under the Agreement of Lease for 701-709 7th Avenue, New York, New
York, dated September 15, 1977, as amended.

Claims asserted in the matter of 729 7th Avenue Realty Corp. v. 729 Demi-Tasse
LLC, New York Supreme Court, New York County, Index No. 602659/03.

                                      -17-

                                   SCHEDULE 3
                                   ----------

                             CONTRIBUTED AGREEMENTS

Obligations under the limited liability company agreement of NorthStar Funding
LLC, dated as of May 24, 2001, as amended.

Obligations under the limited liability company agreement of NorthStar Funding
Management LLC, dated as of May 24, 2001, as amended.

Obligations under the Intercreditor Agreement, dated as of April 16, 2003, between CDC Mortgage Capital Inc., as Senior Lender, and NorthStar Funding LLC,
as Mezzanine Lender.

Obligations under the Intercreditor Agreement, dated as of May 28, 2003, by and between Lehman Brothers FSB, as Senior Lender, and Lehman Brothers Holdings
Inc., doing business as Lehman Capital, a division of Lehman Brothers Holdings
Inc. (as predecessor in interest to NorthStar Funding LLC).

Obligations under the Intercreditor Agreement, dated as of December 31, 2003, between Wachovia Bank, National Association, as Mortgage Lender, NorthStar
Funding LLC, as First Mezzanine Lender, Arbor Realty Funding LLC, as Second
Mezzanine Lender, Arbor Realty Funding LLC, as Third Mezzanine Lender and 450
Mezz Lender LLC, as Fourth Mezzanine Lender.

Obligations under the Participation and Servicing Agreement, dated as of July 6,
2002, by and between Wachovia Bank, National Association, as Senior Participant,
and NorthStar Funding LLC, as Junior Participant, relating to Alhambra Plaza,
Coral Gables, Florida.

Obligations under the Sub-Participation Agreement, dated as of November 6, 2002, between NorthStar Funding LLC, as Initial Primary Participant, General Electric
Pension Trust, as Initial Senior Sub-Participant, and NorthStar Funding LLC as
Initial Subordinate Participant, relating to Alhambra Plaza, Coral Gables,
Florida.

Obligations under the Participation Agreement, dated as of December 6, 2003, by and among CDC Mortgage Capital Inc., as Initial Participation A Holder, CDC
Holding Trust, as Initial Participation B Holder (as predecessor in interest to
NorthStar Funding LLC), CDC Holding Trust, as Initial Participation B-IO Holder,
and CDC Holding Trust, as Initial Participation R-POR Holder, relating to the
Portland Multi-Family Portfolio.

Obligations under the Sub-Participation Agreement, dated as of February 6, 2003, between NorthStar Funding LLC, as Initial Primary Participant, General Electric
Pension Trust, as Initial

                                      -18-

Senior Sub-Participant, and NorthStar Funding LLC as Initial Subordinate
Participant, relating to the Portland Multi-Family Portfolio.

Obligations under the Participation Agreement, dated as of April 16, 2003, between NorthStar Funding LLC, as Initial Lender, General Electric Pension
Trust, as Initial Senior Participant, and NorthStar Funding LLC as Initial
Subordinate Participant, relating to BellSouth Tower, Jacksonville, Florida.

Obligations under the Participation Agreement, dated as of July 10, 2003, between NorthStar Funding LLC, as Initial Lender, General Electric Pension
Trust, as Initial Senior Participant, and NorthStar Funding LLC as Initial
Subordinate Participant, relating to One IBM Plaza, Chicago Illinois.

Obligations under the Amended and Restated Participation and Servicing
Agreement, dated as of May 7, 2003, between Column Financial, Inc., as Initial
Participation A-1 Holder, CDC Mortgage Capital Inc., as Initial Participation
A-2A Holder and Initial Participation A-2B Holder, and CDC Holding Trust, as
Initial Participation B Holder, Initial Participation B-IO Holder, Initial
Participation C Holder, Initial Participation C-IO Holder, Initial Participation
D Holder (as predecessor in interest to NorthStar Funding LLC), Initial
Participation D-IO Holder (as predecessor in interest to NorthStar Funding LLC)
and Initial Participation R-MAX Holder, relating to Max Capital Portfolio, New
York, York, New York.

Obligations under the Sub-Participation Agreement, dated as of August 8, 2003, between NorthStar Funding LLC, as Initial Primary Participant, General Electric
Pension Trust, as Initial Senior Sub-Participant, and NorthStar Funding LLC as
Initial Subordinate Participant, relating to Max Capital Portfolio, New York,
York, New York.

Obligation under the Participation Agreement, dated as of December 19, 2002, by and among Lehman Brothers Holdings Inc., as Lender and Tranche B Holder,
NorthStar Funding LLC, as Participant, and Lehman ALI Inc., as Agent, relating to Douglas Entrance, Coral Gables, Florida.

Obligations under the Participation Agreement, dated as of December 31, 2003, between NorthStar Funding LLC, as Initial Lender, General Electric Pension
Trust, as Initial Senior Participant and NorthStar Funding LLC, as Initial
Subordinate Participant, relating to 450 West 33rd Street, New York, New York.

Obligations under the Advisory Agreement, dated as of May 24, 2001, between
NorthStar Capital Investment Corp. (as predecessor in interest to NorthStar
Funding Managing Member LLC) and NorthStar Funding LLC.

Obligations under the Advisory Agreement, dated as of August 8, 2003, by and between NorthStar Partnership, L.P. (as predecessor in interest to NorthStar
Funding Managing Member

                                      -19-

LLC) and General Electric Pension Trust, relating to the Max Capital Portfolio
Loan Participation Interest.

Obligations under the Advisory Agreement, dated as of July 10, 2003, by and between NorthStar Partnership, L.P. (as predecessor in interest to NorthStar
Funding Managing Member LLC) and General Electric Pension Trust, relating to the
IBM Plaza, Chicago, Illinois Mezzanine Loan.

Obligations under the Advisory Agreement, dated as of December 31, 2003, between
NorthStar Funding Managing Member LLC and General Electric Pension Trust,
relating to 450 West 33rd Street, New York, New York.

                                      -20-

                                    EXHIBIT A
                                    ---------

Payments made or to be made to Realty Capital Management, Inc. and
Albrizzi-Williams, Inc. pursuant to the consulting agreement, dated September,
2003, among NorthStar Capital Investment Corp., Realty Capital Management, Inc.
and Albrizzi-Williams, Inc.

                                      -21-